Exhibit 10.7

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made effective as of January 26, 2015 (“Effective Date”), by and between Philadelphia Energy Solutions LLC, a Delaware limited liability company (the “Company”), and [                ] (“Executive”).

WHEREAS, Executive and the Company are parties to a Confidentiality, Non-Solicitation and Non-Competition Agreement, dated [                  , 20    ] (the “Additional Agreement”); and

WHEREAS, Executive is a key employee of the Company and the Company and Executive desire to set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment under certain circumstances.

NOW, THEREFORE, the Company and Executive agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.  For purposes of this definition, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)                                 “Base Amount” means Executive’s annual base salary at the rate in effect on the date of Executive’s Qualifying Termination (disregarding any decrease in such base salary that constitutes a Good Reason event).

(c)                                  “Board” means the board of managers of the Company.

(d)                                 “Cause” means Executive has (i) been convicted of, or pleaded no contest to, a misdemeanor involving moral turpitude or a felony, (ii) engaged in conduct which is materially injurious to the Company or any of its Affiliates (including, without limitation, misuse of any funds or other property), (iii) engaged in gross negligence or willful misconduct in the performance of Executive’s duties for the Company or any of its Affiliates or (iv) willfully refused without proper legal reason to perform Executive’s duties for the Company or any of its Affiliates.  For purposes of this definition, no act or failure to act will be deemed “willful” unless effected by Executive not in good faith and without a reasonable belief that his action or failure to act was in or not opposed to the best interests of the Company or any of its Affiliates.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(f)                                   “Good Reason” means, without Executive’s written consent:  (i) a material breach by the Company of any material provision of this Agreement, (ii) any material diminution in Executive’s base salary or target annual bonus amount, (iii) any material diminution in Executive’s authority, duties or responsibilities at the Company or (iv) the Company requiring Executive to relocate to a primary place of employment that is located more than 50 miles outside of the Philadelphia,

Pennsylvania metropolitan area; provided that prior to Executive’s termination of employment for Good Reason, Executive must give written notice to the Company of any Good Reason event within 30 days after Executive has actual knowledge of the facts or circumstances giving rise thereto and such event must remain uncorrected for 30 days following such written notice. Any termination for “Good Reason” following such thirty 30 day cure period must occur within 30 days of the expiration of such cure period.

(g)                                  “Permanent Disability” means at any time Executive’s becoming incapacitated by accident, sickness or other circumstance which renders Executive mentally or physically incapable of performing the employment duties and services required of Executive on a full-time basis for a period of at least 120 consecutive days or 180 days during any 12 month period.

(h)                                 “Qualifying Termination” means (i) a termination by Executive of Executive’s employment for Good Reason or (ii) a termination by the Company of Executive’s employment without Cause.  Neither a termination of Executive’s employment due to Permanent Disability nor a termination of Executive’s employment due to death shall constitute a Qualifying Termination.

(i)                                     “Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

2.                                      Term.  The term of this Agreement (the “Term”) shall be for a period beginning on the Effective Date and ending on the date after Executive’s termination of employment that all amounts due to Executive hereunder in respect of such termination shall have been paid in full.

3.                                      Payments Upon Termination.

(a)                                 Severance Upon Qualifying Termination.  If Executive has a Qualifying Termination during the Term, then subject to (x) the requirements of this Section 3, (y) Executive’s continued compliance with the Additional Agreement and (z) the terms of Section 4, Executive shall be entitled to receive the following payments and benefits:

(i)                                     The Company shall pay to Executive (A) his or her fully earned but unpaid base salary through the date of Executive’s Qualifying Termination, (B) any accrued but unpaid paid time off and (C) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (clauses (A) through (C), collectively, the “Accrued Rights”);

(ii)                                  Executive shall be entitled to receive severance pay in an amount equal to [one (1)][two (2)] times the Base Amount, payable in a single lump sum as soon as practicable after the date of Executive’s Qualifying Termination;

(iii)                               The Company shall pay to Executive any unpaid annual bonus earned for the fiscal year prior to the fiscal year in which the Qualifying Termination occurs, based on the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s executives, but in any event no later than December 31 of the year following the year in which such Qualifying Termination occurs;

(iv)                              The Company shall pay to Executive, in lieu of any annual bonus for the year in which the Qualifying Termination occurs, an amount equal to 50% of the Base Amount, payable in a single lump sum as soon as practicable after the date of Executive’s Qualifying Termination;

(b)                                 Death or Disability.  Upon Executive’s termination of employment for death or Permanent Disability during the Term, the Company shall pay to Executive (or, upon Executive’s death, his beneficiaries or estate) the annual bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the termination occurs, based on the Company’s actual performance for such year, multiplied by a fraction, the numerator of which is equal to the number of calendar days during such year on which Executive was employed (but in any event not less than 182) and the denominator of which is 365 (the “Pro Rata Bonus”).  The Pro Rata Bonus, if any, shall be paid at the same time annual bonuses are generally paid to the Company’s executives but in any event not later than December 31 of the year following the year in which the termination occurs.

(c)                                  Other Terminations.  Upon Executive’s termination of employment for any reason other than as set forth in Section 3(a) or Section 3(b), the Company pay to Executive the Accrued Rights and shall have no other or further obligations to Executive under this Agreement (including any financial obligations).  The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d)                                 Release.  As a condition to Executive’s receipt of any amounts set forth in Section 3(a) other than the Accrued Rights, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the thirty (30) day period following the date of Executive’s Qualifying Termination, or in the event that such Qualifying Termination is “in connection with an exit incentive or other employment termination program (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 60 days following such delivery date.

(e)                                  Exclusive Remedy.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment shall cease upon such termination.

(f)                                   No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3.

(g)                                  Return of the Company’s Property.  If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf.  Upon the termination of his or her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

(h)                                 Withholding.  All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

4.                                      Condition to Severance Obligations.  The Company shall be entitled to cease all severance payments and benefits to Executive in the event of Executive’s material breach any of the provisions of the Additional Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Executive and the Company.

5.                                      At-Will Employment Relationship.  Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

6.                                      General Provisions.

(a)                                 Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or to any of its Affiliates.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)                                 Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)                                  Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)                                 Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the United States and the Commonwealth of Pennsylvania applicable to contracts made and to be performed wholly within such Commonwealth, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Philadelphia, Pennsylvania, the parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Pennsylvania law.

(e)                                  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Executive at the most recent address for Executive set forth in the Company’s personnel files and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f)                                   Survival.  Sections 1 (“Definitions”), 3 (“Payments upon Termination”), 4 (“Condition to Severance Obligations”), and 6 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment with the Company and expiration of the Term.

(g)                                  Entire Agreement.  This Agreement and the Additional Agreement together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)                                 Code Section 409A.

(i)                                     The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of Code (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)                                  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s Separation from Service and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive prior to the First Payment Date but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)                               Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)                              Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(i)                                     Consultation with Legal and Financial Advisors.  By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(j)                                    Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

PHILADELPHIA ENERGY SOLUTIONS LLC

By:
Name:
Title:

EXECUTIVE

[NAME]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this            day of                 ,         , between                  (“Executive”) and Philadelphia Energy Solutions LLC, a Delaware limited liability company (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Severance Agreement dated as of January 26, 2015 (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.                                      General Release of Claims by Executive.

(a)                                 Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, equityholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the

Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                 Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)                             Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)                              Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v)                                 Claims for payment under Section 3(a) and Section 3(b), as applicable, of the Agreement; and

(vi)                              Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

(b)                                 Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [21/45] days’ time in which to consider it.  Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before [21/45] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)                                  Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d)                                 Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.  Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is [30/60] days following the date of Executive’s termination of employment.

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2.                                      No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.                                      Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4.                                      Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5.                                      Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States of America and the Commonwealth of Pennsylvania applicable to contracts made and to be performed wholly within such Commonwealth, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Philadelphia, Pennsylvania, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Pennsylvania law.

6.                                      Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7.                                      Counterparts.  This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date written below.

PHILADELPHIA ENERGY SOLUTIONS LLC

Dated:	By:
Name:
Title:

EXECUTIVE

Dated:
[NAME]